Exhibit 99.1

CTC MEDIA

FINANCIAL RESULTS FOR

THE FIRST QUARTER ENDED MARCH 31, 2011

Moscow, Russia — May 04, 2011 — CTC Media, Inc. (“CTC Media” or “the Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the first quarter ended March 31, 2011.

	Three Months		Three Months
	Ended March 31, 2010		Ended March 31, 2011	Change
(US$ 000’s except per share data)	as reported	comparable- basis, non- GAAP(1)	as reported	as reported	comparable- basis, non- GAAP

Total operating revenues	$123,200	$139,502	$165,541	34%	19%
Total operating expenses	(86,924)	(103,226)	(129,613)	49%	26%
OIBDA(2)	39,653	39,653	39,864	1%	1%
OIBDA margin(3)	32.2%	28.4%	24.1%
Net income attributable to CTC Media, Inc. stockholders	25,199	25,199	22,792	-10%	-10%
Diluted earnings per share	$0.16	$0.16	$0.14	-13%	-13%

FINANCIAL HIGHLIGHTS

•                  Total revenues up 16% year-on-year in ruble terms on a comparable basis to $165.5 million (total reported revenues up 32% in ruble terms)

•                  Russian advertising revenues up 20% year-on-year in ruble terms on a comparable basis

•                  OIBDA up 1% year-on-year in US dollar terms to $39.9 million, with an OIBDA margin of 24.1%

•                  Fully diluted earnings per share of $0.14 (Q1 2010: $0.16)

•                  Net cash position(4) of $163.7 million at the end of the period

•                  Board of Directors currently intends to pay aggregate cash dividends of $130 million in 2011 (up from previously anticipated aggregate of $100 million) and have declared a cash dividend of $0.22 per share (or approximately $35 million in the aggregate) to be paid on or about June 30, 2011 to shareholders of record as of June 1, 2011, with further dividends anticipated in the remaining quarters of 2011

•                  Company still on track to meet its full year outlook of an approximate 20% increase in total operating

(1)  Comparable-basis, non-GAAP Q1 2010 financials are provided in order to facilitate period-to-period comparisons of the Company’s results following the implementation of the Company’s new model of advertising sales. Please see the accompanying financial tables at the end of this release for a reconciliation of these non-GAAP financial measures to the most comparable US GAAP financial measures.

(2)  OIBDA is defined as operating income before depreciation and amortization (excluding amortization of programming rights and sublicensing rights).

(3)  OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(4)  Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities revenues in ruble terms for the full year, a full year OIBDA margin of between 34% and 36%, equivalent to 38-40% under the terms of the pre-existing sales structure.  Full year capital expenditure (excluding acquisitions) are expected to amount to up to $25 million in 2011

OPERATING HIGHLIGHTS

•                  Combined Russian national inventory 99% sold-out for Q1 and approximately 85% sold-out for the full year

•                  Channel 31 in Kazakhstan recorded an all-time high Q1 target audience share of 14.8%

•                  Launch of CTC-international channel in Germany in March 2011

•                  Videomore.ru received an average of 100,000 unique visitors per day in March 2011

•                  Dmitry Troitsky appointed Head of DTV channel

Anton Kudryashov, Chief Executive Officer of CTC Media, commented, “We continued to benefit from the growth in the Russian TV advertising market and rising prices during the first quarter, especially in the regions. We were almost completely sold out and our Russian advertising revenues were up 20% year-on-year in ruble terms on a comparable basis, as we reported our sales on a gross basis for the first time. Our blended Russian power ratio was stable in the quarter and we have seen an improvement in our Russian ratings in April following lower audience shares during the first quarter. This recent improvement reflects the launch of our spring schedule, which includes premieres of new formats “Boarding School” and “Traffic Light”, as well as new seasons of hit series “Daddy’s Girls” and “Voroniny”. Channel 31 in Kazakhstan recorded its highest ever first quarter audience share of 14.8% in its target group, and our CIS Group revenues were up 39% year-on-year in US dollar terms.

“The year-on-year increase in total operating expenses was primarily due to the accelerated amortization of certain programming, higher programming costs at CTC Network as we sought to correct the lower audience shares, and the investments that we have made in the development of our second-tier Russian networks. The changes to our advertising sales structure from the beginning of the year have, however, reduced our cost of sales as a percentage of gross revenues. We therefore reported a slight increase in OIBDA year-on-year but a lower OIBDA margin.

“We reiterate our full year outlook for approximately 20% revenue growth in ruble terms on a comparable basis. Approximately 85% of our anticipated full year Russian national inventory is now already committed at significantly higher prices than in 2010 and demand levels remain strong. We also continue to expect to deliver a full year OIBDA margin of between 34% and 36%, which is equivalent to between 38% and 40% under the terms of the pre-existing sales structure.

“We paid out a quarterly cash dividend of $25 million in the first quarter and now intend to increase the three remaining quarterly dividends in 2011 to $35 million per quarter. This reflects our high level of cash generation, low level of capital expenditure, and the increasingly favorable operating environment.”

Changes in the Advertising Sales Structure in 2011 and Related Changes in Accounting Treatment

Prior to 2011, advertising on CTC Media’s television channels in Russia was not generally placed directly by advertisers. Video International, one of the largest sales houses in Russia, placed this advertising on an exclusive basis under agency agreements. Advertising placed through Video International historically accounted for substantially all of CTC Media’s advertising revenues. Based on such relationships with advertisers and Video International in place prior to 2011, the Company recognized the commissions paid to Video International as a reduction to revenue as opposed to a cost incurred (i.e., on a net basis).

Effective from January 2011, the Company has terminated all of its agency agreements with Video International, and has developed a new structure for the sale of advertising on its channels going forward. The Company’s own sales house now serves as the exclusive advertising sales agent for all of its networks in

Russia. At the same time, the Company agreed a new model of cooperation with Video International based on the licensing of specialized advertising software by Video International to CTC Media’s internal sales house, together with the provision by Video International of related software maintenance, analytical support and consulting services. CTC Media’s internal sales house is primarily responsible for all of its national and regional advertising sales, with the exception of advertising sales to local clients of its regional stations, which continue to be made through Video International.

Starting from January 1, 2011, following the change in the sales structure, as well as the change of CTC Media’s contractual terms with Video International, CTC Media reports its Russian advertising revenues, excluding regional advertising revenues from local clients, based on gross amounts billed by CTC Media to advertisers on a gross basis. Fees payable to Video International for the use of advertising software, related maintenance and analytical support and consulting services are included in selling, general and administrative expenses in CTC Media’s consolidated statement of income. Revenues from regional advertising sales to local clients continue to be recorded net of agency commissions payable under the agency agreements with Video International.

This press release presents comparable-basis, non-GAAP selected financial measures for the first quarter of 2010. CTC Media is presenting this comparable-basis historical financial information in order to assist analysts and investors by facilitating period-to-period comparisons of the Company’s results following the implementation of the Company’s new model of advertising sales. The reconciliation of comparable-basis, non-GAAP financial measures to the US GAAP financial measures is provided in the end of this press release.

Comparable-basis, unaudited non-GAAP summary financial information for the full-year 2009 and 2010 and all quarters of 2010 is available on the Company’s website at http://www.ctcmedia.ru/investors/Financial_Results/comparable_financials.

Operating Review

Revenues

	Three Months		Three Months
	Ended March 31, 2010		Ended March 31, 2011	Change
(US$ 000’s)	as reported	comparable- basis, non- GAAP	as reported	as reported	comparable- basis, non- GAAP

Operating revenues:
Advertising revenue	$116,983	$133,285	$163,105	39%	22%
Sublicensing and own production revenue	6,042	6,042	1,862	-69%	-69%
Other revenue	175	175	574	228%	228%
Total operating revenues	$123,200	$139,502	$165,541	34%	19%

Total operating revenues were up 19% year-on-year in the first quarter in US dollar terms and up 16% in ruble terms on a comparable basis, which primarily reflected the growth of the Russian television advertising market and growth in other markets where the Company operates, resulting in higher pricing levels. This was partially offset by lower year-on-year target audience shares of the Company’s Russian television channels. Russian advertising sales accounted for approximately 97% of first quarter total operating revenues and were up 20% year-on-year in ruble terms on a comparable basis.

The Company’s sublicensing and own-production revenue decreased by 69% year-on-year in US dollar terms to $1.9 million (Q1 2010: $6.0 million), primarily as a result of decreased sales of content to broadcasters in Ukraine. This was mainly due to the timing of content production.

	Three Months		Three Months
	Ended March 31, 2010		Ended March 31, 2011	Change
(US$ 000’s)	as reported	comparable- basis, non- GAAP	as reported	as reported	comparable- basis, non- GAAP

Operating revenues by segment(1):
CTC Network	$82,639	$94,177	$108,293	31%	15%
Domashny Network	13,431	15,260	19,748	47%	29%
DTV Network	9,885	11,014	12,671	28%	15%
CTC Television Station Group	12,128	13,634	17,859	47%	31%
Domashny Television Station Group	1,681	1,896	2,629	56%	39%
DTV Station Television Group	674	759	1,054	56%	39%
CIS Group	2,217	2,217	3,079	39%	39%
Production Group	442	442	22	-95%	-95%
CTC-International	103	103	186	81%	81%
Total operating revenues	$123,200	$139,502	$165,541	34%	19%

The year-on-year increase in the Company’s television station groups operating revenues was higher in the quarter compared to the networks primarily due to higher year-on-year price increases in regional advertising rates compared to national advertising rates.

The CIS Group, which accounted for 2% of revenues in the quarter, reported a 39% year-on-year increase in sales. This primarily reflected higher target audience share and advertising rates for Channel 31 in Kazakhstan as well as a lower commission rate payable to Video International for the placement of advertising on Channel 31 in 2011 (13% of gross advertising sales) compared to 2010 (15% of gross advertising sales).

(1)  Segment revenues are shown from external customers only, net of intercompany revenues of $9.3 million in the first quarter of 2010 and $4.3 million in the first quarter of 2011, primarily related to revenues from the Production Group that have been eliminated in the consolidation of the Company’s revenues.

Share of Viewing in Target Demographics

	Average Audience Shares (%)
	Q1 2010	Q4 2010	Q1 2011

CTC Network (all 6-54)	12.6	11.6	11.2
CTC Network (all 14-44)	13.2	12.6	12.0
Domashny Network (women 25-60)	3.0	2.8	2.8
DTV Network (all 25-54)	2.1	2.3	2.0
Channel 31 (all 6-54)	10.5	11.8	14.8

CTC Network’s average target audience share of everyone between 6 and 54 years old was down year-on-year in the first quarter of 2011 from 12.6% to 11.2%, reflecting the later timing of the launch of the Network’s main 2011 spring season premieres compared to 2010 and relative underperformance of certain content in 2011. The year-on-year decrease in the most commercially attractive demographic of everyone between 14 and 44 years old was less pronounced — from 13.2% to 12.0%.

DTV Network’s target audience share decreased year-on-year from 2.1% to 2.0% for the first quarter primarily due to increased competition. CTC Media is continuing to develop DTV’s positioning, brand and programming grid in 2011 with a marketing re-launch scheduled for the summer. Dmitry Troitsky has been appointed Head of the DTV channel effective May 16, 2011 to assist the channel further with its repositioning. Dmitry Troitsky joined CTC Media in December 2010 as an advisor to Anton Kudryashov, CTC Media’s CEO, having formerly served as General Producer of the TNT Television Network in Russia.

Domashny Network’s target audience share decreased year-on-year from 3.0% to 2.8% in the first quarter and was stable compared to the fourth quarter of 2010. The year-on-year decline in Domashny’s target audience share was primarily due to increased competition and relative underperformance of certain programming in January 2011. The programming mix and audience shares improved in February and March but low ratings in January negatively impacted year-on-year dynamics for the quarter.

Channel 31’s average target audience share was up year-on-year from 10.5% to 14.8% in the first quarter of 2011. This is the highest ever first quarter audience share recorded for the channel. The year-on-year increase was primarily due to the strengthening of foreign movies and foreign series slots, as well as higher ratings of own-production programs.

Expenses

Total operating expenses were up 26% year-on-year in the first quarter in US dollar terms and up 23% in ruble terms on a comparable basis, primarily reflecting the year-on-year increase in programming amortization costs and selling, general and administrative expenses.

Direct operating expenses increased by 9% year-on-year in US dollar terms and by 7% in ruble terms, largely as a result of increased transmission fees and network affiliate expenses.

On a comparable basis, selling, general and administrative expenses were up 18% year-on-year in US dollar terms and up 16% year-on-year in ruble terms. The increase on a comparable basis was primarily the result of increases in advertising and promotion expenses, increases in salaries and benefits and higher rent and utility expenses associated with the move to a new principal office location in Moscow. Compensation payable to Video International, which is included in selling, general and administrative expenses, was $18.1 million in the first quarter of 2011 compared to the agency commission fees of $16.3 million paid to Video International in respect of national and regional advertising revenues from Moscow-based clients in the first quarter of 2010.

	Three Months		Three Months
	Ended March 31, 2010		Ended March 31, 2011	Change
(US$ 000’s)	as reported	comparable- basis, non- GAAP	as reported	to as reported	comparable- basis, non- GAAP

Operating expenses:
Direct operating expenses	$9,825	$9,825	$10,710	9%	9%
Selling, general & administrative expenses	15,576	31,878	37,696	142%	18%
Stock-based compensation expenses	7,330	7,330	6,219	-15%	-15%
Amortization of programming rights	49,461	49,461	70,738	43%	43%
Amortization of sublicensing rights and own production cost	1,355	1,355	314	-77%	-77%
Depreciation & amortization	3,377	3,377	3,936	17%	17%
Total operating expenses	$86,924	$103,226	$129,613	49%	26%

Stock-based compensation expenses totaled $6.2 million in the first quarter (Q1 2010: $7.3 million). The decrease in stock-based compensation expense was principally due to the fact that some options granted in 2007 became fully vested.

Programming expenses were up 43% year-on-year in US dollar terms and up 40% in ruble terms. The year-on-year increase in programming costs in the first quarter reflected higher programming impairment charges on CTC and Domashny, expenses incurred by airing blockbuster movies on the CTC channel to compensate for the later launch of the 2011 spring premieres, as well as the Company’s previously-announced strategy of investing in the Domashny and DTV schedules.

Amortization of programming rights for the CTC channel increased by 44% (or by $16.0 million) year-on-year in US dollar terms in the first quarter. Programming impairment charges amounted to $7.3 million (Q1 2010: $1.5 million) and related primarily to the underperformance of certain Russian content in the first quarter of 2011 and to the second and third runs of certain Russian series which the Company is no longer planning to air in prime-time slots.

Amortization of programming rights for the Domashny channel increased by 45% (or by $3.1 million) year-on-year in US dollar terms in the first quarter. Programming impairment charges amounted to $1.2 million (Q1 2010: $0.1) and primarily related to the underperformance of certain content in the first quarter of 2011 and changes in programming schedule in 2011.

Amortization of programming rights for the DTV channel increased by 35% (or by $2.1 million) year-on-year in US dollar terms in the first quarter. Programming impairment charges amounted to $0.1 million (Q1 2010: $1.5 million).

Sublicensing and own production costs were down 77% year-on-year both in US dollar and ruble terms and reflected the year-on-year decrease in corresponding revenues.

CTC Media therefore reported consolidated OIBDA of $39.9 million in the first quarter (Q1 2010: $39.7 million). The OIBDA margin was 24.1% for the quarter (Q1 2010: 32.2%).

Net interest income was $1.4 million in the first quarter of 2011, compared to net interest income of $0.7 million in the same period of 2010. Foreign currency gain was $1.1 million in the first quarter of 2011, compared to a foreign currency loss of $0.3 million in the first quarter of 2010. Other non-operating losses were $0.27 in the first quarter of 2011 compared to other non-operating income of $1.6 million in the first quarter of 2010, which primarily related to the sale of the Company’s interest in a radio station in Kazakhstan in January 2010.

Pre-tax income therefore increased by 1% year-on-year to $38.6 million in the first quarter (Q1 2010: $38.4 million).

CTC Media’s effective tax rate was 39% in the first quarter (Q1 2010: 32%). The year-on-year increase in the effective tax rate was primarily due to an increase in deferred tax liabilities on unremitted earnings of the Company’s Russian subsidiaries that it does not plan to reinvest.

Net income attributable to CTC Media, Inc. stockholders therefore totaled $22.8 million in the first quarter (Q1 2010: $25.2 million), and fully diluted earnings per share decreased to $0.14 (Q1 2010: $0.16).

Cash Flow

The Company’s net cash flow from operating activities totaled $12.3 million for the first quarter of 2011 (Q1 2010: $5.1 million) and reflected the net effect of increased advertising sales, which was partially offset by higher cash expenditure for the acquisition of programming and sublicensing rights.

Net cash provided by investing activities totaled $26.8 million (Q1 2010: net cash used in investing activities: 26.4 million) and primarily related to 38.6 million of net cash receipts from deposits. Also, we paid $3.2 million in earn-out payments related to the acquisition of Costafilm and $4.5 million related to the acquisition of a regional television station in Tomsk.

Cash used in financing activities amounted to $21.4 million in the quarter (cash provided by financing activities in Q1 2010: $38.4 million) and included the payment of $25.1 million in cash dividends to the Company’s stockholders. CTC Media also received $3.9 million from the exercise of stock options by the Company’s employees.

The Company’s cash and cash equivalents and short-term investments amounted to $163.7 million at March 31, 2011, compared to $76.2 million at the end of the first quarter 2010 and $177.0 million at the end of 2010.

Increased Dividends

The CTC Media Board of Directors currently intends to pay aggregate cash dividends of $130 million in 2011, which is 30% higher than the aggregate amount originally anticipated for the year, and accordingly has declared a further dividend of $0.22 per share, or approximately $35 million in total, which will be paid on or about June 30, 2011 to shareholders of record as at June 1, 2011. Although it is the Board’s current intention to declare and pay further dividends in the remaining quarters of 2011, there can be no assurance that such additional dividends will in fact be declared and paid. Any such declaration is at the discretion of the Board and will depend upon factors such as CTC Media’s earnings, financial position and cash requirements.

Full Year 2011 Outlook

Approximately 85% of CTC Media’s forecasted full-year 2011 Russian national inventory is currently committed at average prices that are significantly higher than in 2010. The Company expects its total operating revenues to increase by approximately 20% in ruble terms year-on-year in 2011, when adjusting the 2010 revenues for the commission payable to Video International for direct sales of CTC Media’s advertising inventory in Russia.

Following the changes in its sales structure, the Company expects to report an OIBDA margin of between 34% and 36% for the full year 2011. The anticipated full-year 2011 OIBDA margin is equivalent to 38-40% under the terms of the pre-existing sales structure.

CTC Media’s capital expenditures (excluding acquisitions) are expected to amount to up to $25 million in 2011 and primarily comprise maintenance capital expenditure, as well as investments in the Company’s play-out facility and new office space for the Company’s internal advertising sales house.

Conference Call

The Company will host a conference call to discuss its 2011 first quarter financial results today, Wednesday, May 4th, 2011, at 9:00 a.m. ET (5:00 p.m. Moscow time, 2:00 p.m. London time). To access the conference call, please dial:

+1 (631) 510 7498 (US/International)

+44 (0) 1452 555 566 (UK/International)

Pass code: 58685687

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia - CTC, Domashny and DTV - as well as Channel 31 in Kazakhstan and TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Israel and Germany. CTC Media also owns two TV content production companies, Costafilm and Soho Media  The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Ekaterina Ostrova or

Irina Klimova

Tel: + 7 495 783 3650

ir@ctcmedia.ru

Media Relations

Victoria Bakaeva

Tel: +7 495 785 6347, ext. 1210

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The Company also uses the following unaudited non-GAAP financial information for the historical periods covered on a basis comparable to the reporting in 2011:  total operating revenues (on a consolidated and segment basis), advertising revenue, selling, general and administrative expenses, and total operating expenses (on a consolidated and segment basis). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Comparable-basis non-GAAP financial measures. Management uses comparable-basis historical information internally to compare financial results and believes that its presentation provides analysts and investors with additional useful information to understand the Company’s performance on a comparable period-to-period basis following the implementation of the Company’s new model of advertising sales starting from 2011.  However, this information is not presented in accordance with US GAAP or Article 11 of Regulation S-X, relating to pro forma financial statements.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, among others, statements regarding developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2011; the further development of the DTV and Domashny channels; the Company’s anticipated operating expenses and capital expenditures in 2011; the Company’s expected rate of its full year 2011 OIBDA margin; the Company’s expected increase of its total operating revenues in ruble terms in 2011; and the Company’s intention to pay further dividends in 2011. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, the implementation of the Company’s own internal sales house structure; depreciation of the value of the Russian ruble compared to the US dollar; changes in the size of the Russian television advertising market; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s 2010 annual report on Form 10-K filed with the SEC on March 1, 2011.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Three months ended March 31,
	2010	2011
REVENUES:
Advertising	$116,983	$163,105
Sublicensing and own production revenue	6,042	1,862
Other revenue	175	574
Total operating revenues	123,200	165,541
EXPENSES:
Direct operating expenses (exclusive of amortization of programming rights, sublicensing rights and own production cost, shown below; exclusive of depreciation and amortization of $2,765 and $3,194 for the three months ended March 31, 2010 and 2011, respectively; and exclusive of stock-based compensation expense of $2,648 and $2,029 for the three months ended March 31, 2010 and 2011, respectively)	(9,825)	(10,710)
Selling, general and administrative (exclusive of depreciation and amortization of $612 and $742 for the three months ended March 31, 2010 and 2011, respectively; and exclusive of stock-based compensation expense of $4,682 and $4,190 for the three months ended March 31, 2010 and 2011, respectively)	(15,576)	(37,696)
Stock-based compensation expense	(7,330)	(6,219)
Amortization of programming rights	(49,461)	(70,738)
Amortization of sublicensing rights and own production cost	(1,355)	(314)
Depreciation and amortization (exclusive of amortization of programming rights, sublicensing rights and own production cost)	(3,377)	(3,936)
Total operating expenses	(86,924)	(129,613)
OPERATING INCOME	36,276	35,928
FOREIGN CURRENCY GAINS (LOSSES)	(273)	1,133
INTEREST INCOME	1,359	1,486
INTEREST EXPENSE	(692)	(100)
OTHER NON-OPERATING INCOME (LOSS), net	1,623	(27)
EQUITY IN INCOME OF INVESTEE COMPANIES	94	177
Income before income tax	38,387	38,597
INCOME TAX EXPENSE	(12,260)	(14,903)
CONSOLIDATED NET INCOME	$26,127	$23,694
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(928)	$(902)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$25,199	$22,792
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.16	$0.15
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.16	$0.14
Weighted average common shares outstanding—basic	154,227,746	157,001,909
Weighted average common shares outstanding—diluted	154,703,273	158,002,195
Dividends declared per share	$0.065	$0.16

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2010	March 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$59,565	$81,547
Short-term investments	117,457	82,116
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2010—$780; March 31, 2011—$833)	35,516	36,602
Taxes reclaimable	16,151	17,326
Prepayments	37,766	46,906
Programming rights, net	95,026	98,043
Deferred tax assets	23,228	31,010
Other current assets	911	1,637
TOTAL CURRENT ASSETS	385,620	395,187
PROPERTY AND EQUIPMENT, net	44,149	47,512
INTANGIBLE ASSETS, net:
Broadcasting licenses	172,469	189,689
Cable network connections	29,474	30,514
Trade names	16,956	18,177
Network affiliation agreements	4,479	4,201
Other intangible assets	3,309	3,681
Net intangible assets	226,687	246,262
GOODWILL	237,875	255,005
PROGRAMMING RIGHTS, net	75,633	87,465
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,455	6,082
PREPAYMENTS	4,703	555
DEFERRED TAX ASSETS	18,127	16,019
OTHER NON-CURRENT ASSETS	1,211	1,351
TOTAL ASSETS	$999,460	$1,055,438
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	73,665	75,962
Accrued liabilities	33,603	30,999
Taxes payable	37,643	21,466
Deferred revenue	12,393	13,209
Deferred tax liabilities	9,457	11,646
TOTAL CURRENT LIABILITIES	166,761	153,282
DEFERRED TAX LIABILITIES	38,058	41,550
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par value; shares authorized 175,772,173; shares issued and outstanding December 31, 2010—156,955,746; March 31, 2011—157,209,500)	1,569	1,572
Additional paid-in capital	457,521	467,059
Retained earnings	397,997	395,674
Accumulated other comprehensive loss	(64,063)	(6,166)
Non-controlling interest	1,617	2,467
TOTAL STOCKHOLDERS’ EQUITY	794,641	860,606
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$999,460	$1,055,438

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Three months ended March 31,
	2010	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$26,127	$23,694
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax (benefit) expense	1,389	(15)
Depreciation and amortization	3,377	3,936
Amortization of programming rights	49,461	70,738
Amortization of sublicensing rights and own production cost	1,355	314
Stock-based compensation expense	7,330	6,219
Equity in income of unconsolidated investees	(94)	(177)
Foreign currency losses (gains)	273	(1,133)
Changes in operating assets and liabilities:
Trade accounts receivable	(2,993)	(166)
Prepayments	(1,315)	(2,136)
Other assets	(5,164)	1,211
Accounts payable and accrued liabilities	1,110	3,368
Deferred revenue	(1,703)	(358)
Other liabilities	(10,637)	(15,591)
Settlement of SARs	—	(214)
Acquisition of programming and sublicensing rights	(63,464)	(77,410)
Net cash provided by operating activities	5,052	12,280
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(4,447)	(4,031)
Acquisitions of businesses, net of cash acquired	(12,829)	(7,726)
Proceeds from sale of businesses, net of cash disposed	2,026	—
(Investments in)/Receipts from short-term deposits	(11,171)	38,597
Net cash (used in) investing activities	(26,421)	26,840
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	3,901
Repayments of loans	(28,250)	—
Dividends paid to stockholders	(10,025)	(25,115)
Dividends paid to noncontrolling interest	(215)	(186)
Decrease in restricted cash	119	—
Net cash used in financing activities	(38,371)	(21,400)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,245	4,262
Net (decrease) increase in cash and cash equivalents	(58,495)	21,982
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	84,441	59,565
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$25,946	$81,547

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended March 31, 2010
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	OIBDA
CTC Network	$82,639	$620	$39,483	$(285)	$(36,602)	$(1,065)	$39,768
Domashny Network	13,431	51	2,811	(207)	(6,822)	—	3,018
DTV Network	9,885	10	283	(692)	(6,031)	(203)	975
CTC Television Station Group	12,128	383	7,333	(574)	(77)	—	7,907
Domashny Television Station Group	1,681	510	1	(371)	(1)	—	372
DTV Television Station Group	674	9	(1,460)	(971)	—	—	(489)
CIS Group	2,217	68	(895)	(151)	(1,565)	—	(744)
Production Group	442	7,175	(264)	(39)	—	(6,326)	(225)
Corporate Office	—	427	(11,112)	(84)	—	—	(11,028)
Business segment results	$123,097	$9,253	$36,180	$(3,374)	$(51,098)	$(7,594)	$39,554
Eliminations and other	103	(9,253)	96	(3)	1,637	6,239	99
Consolidated results	$123,200	—	$36,276	$(3,377)	$(49,461)	$(1,355)	$39,653

	Three months ended March 31, 2011
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own production cost	OIBDA
CTC Network	$108,293	$130	$33,036	$(571)	$(52,611)	$(426)	$33,607
Domashny Network	19,748	3	3,158	(224)	(9,914)	—	3,382
DTV Network	12,671	—	(435)	(744)	(8,114)	—	309
CTC Television Station Group	17,859	468	10,716	(551)	(86)	—	11,267
Domashny Television Station Group	2,629	710	438	(427)	(1)	—	865
DTV Television Station Group	1,054	383	(1,750)	(1,164)	(1)	—	(586)
CIS Group	3,079	—	(359)	(152)	(1,850)	—	(207)
Production Group	22	2,213	(553)	(23)	—	(1,748)	(530)
Corporate Office	—	397	(9,372)	(74)	—	—	(9,298)
Business segment results	$165,355	$4,304	$34,879	$(3,930)	$(72,577)	$(2,174)	$38,809
Eliminations and other	186	(4,304)	1,049	(6)	1,839	1,860	1,055
Consolidated results	$165,541	—	$35,928	$(3,936)	$(70,738)	$(314)	$39,864

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended
	March 31,
(US$ 000’s)	2010	2011

OIBDA	$39,653	$39,864
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(3,377)	(3,936)
Operating income	$36,276	$35,928

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended
	March 31,
	2010	2011

OIBDA margin	32.2%	24.1%
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights) as a % of total operating revenues	-2.7%	-2.4%
Operating income margin	29.4%	21.7%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended March 31, 2010

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Network	$39,768	$(285)	$39,483
Domashny Network	3,018	(207)	2,811
DTV Network	975	(692)	283
CTC Television Station Group	7,907	(574)	7,333
Domashny Television Station Group	372	(371)	1
DTV Television Station Group	(489)	(971)	(1,460)
CIS Group	(744)	(151)	(895)
Production Group	(225)	(39)	(264)
Corporate Office	(11,028)	(84)	(11,112)

Business segment results	$39,554	$(3,374)	$36,180
Eliminations and other	99	(3)	96
Consolidated results	$39,653	$(3,377)	$36,276

Three Months Ended March 31, 2011

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Network	$33,607	$(571)	$33,036
Domashny Network	3,382	(224)	3,158
DTV Network	309	(744)	(435)
CTC Television Station Group	11,267	(551)	10,716
Domashny Television Station Group	865	(427)	438
DTV Television Station Group	(586)	(1,164)	(1,750)
CIS Group	(207)	(152)	(359)
Production Group	(530)	(23)	(553)
Corporate Office	(9,298)	(74)	(9,372)

Business segment results	$38,809	$(3,930)	$34,879
Eliminations and other	1,055	(6)	1,049
Consolidated results	$39,864	$(3,936)	$35,928

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF COMPARABLE-BASIS, UNAUDITED NON-GAAP FINANCIAL MEASURES TO

CORRESPONDING US GAAP FINANCIAL MEASURES (in thousands of US dollars)

Three months ended March 31, 2010

	Comparable- basis, non- GAAP total operating revenues	Agency commission fees payable to Video International in connection with Russian advertising sales (excluding commissions for regional advertising sales to local clients)	Total operating revenues (as reported)	Comparable- basis, non- GAAP total operating expenses	Agency commission fees payable to Video International in connection with Russian advertising sales (excluding commissions for regional advertising sales to local clients)	Total operating expenses (as reported)

CTC Network	$94,177	$(11,538)	$82,639	$(55,314)	$11,538	$(43,776)
Domashny Network	15,260	(1,829)	13,431	(12,500)	1,829	(10,671)
DTV Network	11,014	(1,129)	9,885	(10,741)	1,129	(9,612)
CTC Television Station Group	13,634	(1,506)	12,128	(6,684)	1,506	(5,178)
Domashny Television Station Group	1,896	(215)	1,681	(2,405)	215	(2,190)
DTV Television Station Group	759	(85)	674	(2,228)	85	(2,143)
CIS Group	2,217	—	2,217	(3,180)	—	(3,180)
Production Group	442	—	442	(7,881)	—	(7,881)
Corporate Office	—	—	—	(11,539)	—	(11,539)

Business segment results	$139,399	$(16,302)	$123,097	$(112,472)	$16,302	$(96,170)
Eliminations and other	103	—	103	9,246	—	9,246
Consolidated results	$139,502	$(16,302)	$123,200	$(103,226)	$16,302	$(86,924)